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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*



                            AirTran Holdings, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock $.001 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   00949P108
                       ------------------------------------
                                (CUSIP Number)



                                April 18, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 00949P108
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


      Lewis H. Jordan
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          3,387,653
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             N/A
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          3,387,653
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          N/A
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,387,653
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
10.


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      IN
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                                 SCHEDULE 13G

Item 1.
     (a)   The name of the issuer is AirTran Holdings, Inc. ("AirTran").
     (b) AirTran's principal executive offices are located at 9955 AirTran Boulevard, Orlando, Florida 32827.

Item 2.
     (a) This Schedule 13G is filed on behalf of Lewis H. Jordan (the "Reporting Person").
     (b) The Reporting Person's principal business address is 610 Wingspread, Peachtree City, Georgia 30269.
     (c)   The Reporting Person is a citizen of the United States of America.
     (d) The class of securities being reported on hereunder is the Common Stock, par value $.001 per share, of AirTran (the "Common Stock").
     (e)   The CUSIP number of the Common Stock is 00949P108.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
           Not Applicable.

Item 4.    Ownership

     (a) The Reporting Person beneficially owns 3,387,653 shares of which 3,055,000 shares may be acquired by the Reporting Person upon exercise of presently exercisable options.
     (b) Such shares represent 4.9% of AirTran Common Stock, based on 66,642,000 shares outstanding as of April 18, 2001.
     (c)   Of such shares:
           (i) 3,387,653 shares are subject to the Reporting Person's sole power to vote (assuming the exercise of the options referred to above);
           (ii) No shares are subject to the Reporting Person's shared power to vote;
           (iii) 3,387,653 shares are subject to the Reporting Person's sole dispositive power (assuming the exercise of the options referred to above); and
           (iv) No shares are subject to the Reporting Person's shared dispositive power.

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Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

          As of April 18, 2001, the Reporting Person ceased to be a beneficial owner of more than five percent of the Common Stock of AirTran.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not Applicable.

Item 8.   Identification and Classification of Members of the Group
          Not Applicable.

Item 9.   Notice of Dissolution of Group
          Not Applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                   SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      May 16, 2001
                                            ----------------------------------
                                                          Date


                                            /s/ Lewis H. Jordan
                                            ----------------------------------
                                                         Signature


                                                      Lewis H. Jordan
                                            ----------------------------------
                                                         Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

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